UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/24/2006

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 24, 2006, MCG Capital Corporation (the "Company") entered into a Severance Agreement and Release with Bryan J. Mitchell (the "Severance Agreement"), relating to his resignation as of August 24, 2006 (the "Resignation Date") as the Chief Executive Officer of the Company and as a member of the Company's Board of Directors. In addition, Mr. Mitchell resigned from all of his board positions at subsidiaries and portfolio companies of the Company. A copy of the Severance Agreement is filed with this report as Exhibit 10.1. The following summary of the Severance Agreement is qualified in its entirety by reference to the text of the Severance Agreement and capitalized terms used in this report and not otherwise defined have the meaning given to such terms in the Severance Agreement.

Under the Severance Agreement, Mr. Mitchell agreed to comply with: (i) confidentiality restrictions for an indefinite period of time; (ii) non-competition restrictions for a period of six months after the Resignation Date; (iii) non-solicitation restrictions for a period of eighteen months after the Resignation Date; (iv) mutual non-disparagement restrictions for a period of eighteen months after the Resignation Date; and (v) restrictions on acquisition of the Company and actions to initiate sale of the Company for a period of eighteen months after the Resignation Date. Under the Severance Agreement, Mr. Mitchell further agreed: (i) to provide for an indefinite period of time whatever assistance is required by the Company or its agents concerning any matter related to his employment at the Company's reasonable request and cost, and (ii) to pay to the Company any amounts, which Mr. Mitchell may be required to pay and/or reimburse as a result of the current review by the Independent Committee of the Company's Board of Directors up to a maximum of $60,000, within ten (10) business days of receiving notice that such amounts are due. Under the Severance Agreement, the Company and Mr. Mitchell also generally agreed: (i) to release each other from any and all claims; and (ii) to not sue with respect to any matters that occurred up to and including the date of the Severance Agreement.

In consideration for Mr. Mitchell's agreement to and continued compliance with the terms of the Severance Agreement, as described in the paragraph above, the Severance Agreement provides Mr. Mitchell with the following benefits, subject to the effectiveness of the Severance Agreement: (1) an aggregate amount of $1,500,000, with $750,000 plus interest accrued on $750,000 payable on the date six months plus one day following the Resignation Date using an annual interest rate of 6.00% for purposes of the interest calculation, and $250,000 payable on the nine, twelve and eighteen month anniversary of the Resignation Date, (2) continued coverage, at the Company's expense, under the Company's group health and disability benefit plans, beginning on the Resignation Date and ending eighteen months after the Resignation Date, unless Mr. Mitchell becomes eligible for similar health and disability benefits under any other plan on an earlier date; (3) continued participation in the Company's group life insurance plan at the Company's expense for up to eighteen months, unless Mr. Mitchell becomes eligible for life insurance benefits under any other plan or program on an earlier date; and (4) lapsing of all forfeiture provisions on all shares of restricted stock that were subject to forfeiture provisions on the Resignation Date, with Mr. Mitchell paying any necessary withholding taxes incurred as a result of such lapsing.

The value of the shares of stock for which forfeiture provisions lapsed in accordance with the Severance Agreement was approximately $713,000. This amount, in addition to the $1.5 million of cash severance payments to be paid as discussed above, will all be expensed during the quarter ending September 30, 2006.

Should Mr. Mitchell or his successor employer successfully challenge the enforceability of either his non-competition covenant or his non-solicitation covenant, the Company reserves the right to reduce payments of certain benefits listed above to reflect the actual time period that such covenants remain in effect. Should Mr. Mitchell fail to comply with his cooperation covenant or other provisions of the Severance Agreement, the Company reserves the right to cease payment of certain benefits listed above.

Item 1.02.    Termination of a Material Definitive Agreement

The Severance Agreement referenced in Item 1.01: (i) supersedes the Amended and Restated Employment Agreement (the "Mitchell Employment Agreement"), by and between the Company and Mr. Mitchell, dated as of November 3, 2002, except with respect to certain post-termination obligations of Mr. Mitchell under the Mitchell Employment Agreement, which have been incorporated as part of the Severance Agreement; and (ii) amends the Amended and Restated Restricted Stock Agreement, by and between the Company and Mr. Mitchell, dated as of March 1, 2004.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 24, 2006, the Company announced the resignation of Bryan J. Mitchell as Chief Executive Officer and member of the Board of Directors of the Company.

The Company also announced the appointment of Steven F. Tunney as Chief Executive Officer of the Company, effective August 24, 2006. Mr. Tunney has served as the President of the Company since May 2001, and as Chief Operating Officer since 1998. Prior to becoming the Company's President, he served as the Company's Chief Financial Officer and Secretary from 1998 to 2000 and as Treasurer from 1998 to 2002. From 1997 to 1998, Mr. Tunney was employed at First Union National Bank, which acquired Signet Bank in 1997. From 1996 to 1997, Mr. Tunney was employed at Signet Bank where he served as a Vice President. Mr. Tunney also serves as a member of the Company's Board of Directors.

The Company also announced the appointment of B. Hagen Saville to the Company's Board of Directors. Mr. Saville will continue to serve as the Company's Executive Vice President of Business Development since 1998. From 1997 to 1998, Mr. Saville was employed at First Union National Bank, which acquired Signet Bank in 1997. From 1994 to 1997, Mr. Saville was employed at Signet Bank where he served as Vice President.

In addition, the Company announced the appointment of Michael R. McDonnell as the Chief Operating Officer of the Company. Mr. McDonnell will continue to serve as our Executive Vice President, Chief Financial Officer and Treasurer, as he has done since September 2004. From August 2000 to August 2004, Mr. McDonnell was employed by EchoStar Communications Corporation, where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. From August 1986 to August 2000, Mr. McDonnell was employed by PricewaterhouseCoopers LLP where he was a partner since 1996. Mr. McDonnell also serves on the board of directors of HealthExtras, Inc., a pharmacy benefit management company. Mr. McDonnell and the Company entered into an employment agreement on July 14, 2004, which became effective on September 1, 2004, and which was filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

The Company also announced the appointment of Robert J. Merrick as the Chief Investment Officer of the Company. Mr. Merrick has served as the Company's Executive Vice President and Chief Credit Officer since 1998. From 1985 to 1997, Mr. Merrick was employed at Signet Bank where he served as Executive Vice President and Chief Credit Officer. Mr. Merrick serves on the board of directors of Bank of Richmond.

The Company issued a press release on August 24, 2006 announcing these changes. The text of the press release is filed with this report as Exhibit 99.1.

Item 8.01.    Other Events

For 2006, we currently estimate that our dividends will be at least $1.68 per share. This estimate takes into consideration our estimates of distributable net operating income, capital gains and taxable income for 2006. The tax attributes of our 2006 dividends will be determined after the end of the year and will be reported to shareholders on a form 1099.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1: Severance Agreement and Release by and between Bryan J. Mitchell and MCG Capital Corporation, dated as of August 24, 2006.

Exhibit 99.1: Press Release dated August 24, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: August 28, 2006	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Severance Agreement and Release by and between Bryan J. Mitchell and MCG Capital Corporation, dated as of August 24, 2006
EX-99.1	Press Release dated August 24, 2006